Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ADC Telecommunications, Inc. 2008 Global Stock Incentive Plan of our report dated December 17, 2007 (except for Note 15 as to which the date is April 9, 2008), with respect to the consolidated financial statements and schedule of ADC Telecommunications, Inc. included in its Current Report (Form 8-K) dated April 11, 2008, and our report dated December 17, 2007 on the effectiveness of internal control over financial reporting of ADC Telecommunications, Inc., included in its Annual Report (Form 10-K) for the year ended October 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
April 9, 2008